                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
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                          Tenet Healthcare Corporation
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TENET HEALTHCARE CORPORATION

3820 State Street Santa Barbara, California 93105	Mailing Address: P.O. Box 31907 Santa Barbara, California 93130 (805) 563-7000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on Wednesday, October 9, 2002

August 14, 2002
To our Shareholders:

     The Annual Meeting of Shareholders of Tenet Healthcare Corporation will be held on Wednesday, October 9, 2002, at 9:30 a.m., local time, at the St. Regis Hotel, 2055 Avenue of the Stars, Los Angeles, California, for the following purposes:

1.	To elect four directors for terms of three years each;

2.	To ratify the selection of KPMG LLP (“KPMG”) as independent auditors for the fiscal year ending May 31, 2003; and

3.	To transact such other business as properly may come before the meeting.

     Only shareholders of record at the close of business on August 12, 2002 (the record date) will be entitled to vote at the meeting and any adjournments thereof.

     It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of these ways: (1) USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card; (2) VISIT THE WEB SITE noted on your proxy card to vote on the Internet; or (3) MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. This will ensure that your shares are voted in accordance with your wishes and that a quorum will be present. You are cordially invited to attend the meeting and you may vote in person at the meeting even though you have voted in another manner.

RICHARD B. SILVER Secretary

PROXY STATEMENT

General Information
August 14, 2002

     Your proxy is solicited by the Board of Directors (the “Board”) of Tenet Healthcare Corporation (“Tenet” or the “Company”) for use at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, October 9, 2002, and any adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed on or about August 20, 2002.

     You may vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 7:30 a.m. (PDT) on October 9, 2002. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You also may choose to vote on the Internet. The web site for Internet voting is listed on your proxy card. Internet voting also is available 24 hours a day and will be accessible until 7:30 a.m. (PDT) on October 9, 2002. As with telephone voting, you may confirm that your instructions have been properly recorded. If you choose to vote by mail, please mark your proxy, date and sign it and promptly return it in the postage-paid envelope provided.

     If your proxy is properly executed, the shares it represents will be voted at the meeting in accordance with your instructions. If no direction is indicated, the proxy will be voted in accordance with the Board’s recommendations as set forth herein. Any shareholder executing a proxy has the power to revoke it at any time before it is voted. Any proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. The Board knows of no unspecified matters to be voted upon at the Annual Meeting.

     Only shareholders of record at the close of business on August 12, 2002 are entitled to receive notice of, and vote at, the Annual Meeting. On August 12, 2002, Tenet had outstanding 488,453,936 shares of common stock, each of which is entitled to one vote. All share amounts included in this Proxy Statement have been adjusted to reflect the 3-for-2 split of Tenet’s common stock that became effective after the close of trading on June 28, 2002 (the “Stock Split”). The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the date of the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as votes cast.

     The cost of solicitation of proxies by the Board will be borne by the Company. The Company has engaged Georgeson Shareholder Communications Inc. (“Georgeson”) to assist in the solicitation of proxies for the meeting. The Company will pay Georgeson $14,000 in fees for its proxy solicitation services and will reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail and by Georgeson, proxies may be solicited by directors, executive officers and employees of the Company personally or by telephone or telegram. Forms of proxy material also may be distributed through brokers, custodians and other like parties to the beneficial owners of the Company’s common stock, and the Company may reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

1.   DIRECTORS AND NOMINEES

Jeffrey C. Barbakow
Chairman and Chief Executive Officer
Chair of Executive Committee
Age: 58

     Mr. Barbakow has been Chairman and Chief Executive Officer of the Company since June 1993. Prior to joining the Company, Mr. Barbakow served as a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation from September 1991 through May 1993. From 1988 until 1991, Mr. Barbakow served as Chairman, President and Chief Executive Officer of MGM/UA Communications, Inc. Prior to 1988, Mr. Barbakow served as a Managing Director of Merrill Lynch Capital Markets and an executive officer of several Merrill Lynch affiliates. In addition, Mr. Barbakow served as a director of MGM Grand, Inc. from November 1988 through May 1993. Mr. Barbakow is a director of H Group Holding, Inc., the U.S. Chamber of Commerce and Broadlane, Inc. (“Broadlane”). He also serves as a member of the CEO Board of Advisors of the University of Southern California Marshall School of Business, The UCSB Foundation Board of Trustees, the Board of Trustees of the Thacher School and the Chancellor’s Counsel at the University of California at Santa Barbara. Mr. Barbakow has been a director since 1990. His current term as a director expires at the 2003 Annual Meeting.

Lawrence Biondi, S.J.
Director
Chair of Ethics, Quality and Compliance Committee
Member of Audit Committee and Nominating Committee
Age: 63

     Father Lawrence Biondi, a Jesuit priest, linguist and educator, has been President of Saint Louis University in Missouri since July 1987. From 1980 to 1987, Fr. Biondi was dean of the College of Arts & Sciences at Loyola University of Chicago, where he served on the faculty of modern languages since 1968. Fr. Biondi, who holds six degrees, is a widely published author in the field of sociolinguistics, in which he has analyzed issues in bilingual-bicultural education, patient-doctor communication and ethnicity. He is a former consultant on ethnicity for the City of Chicago. He sits on the boards of the Association of Jesuit Colleges and Universities; the Joint Commission on Accreditation of Healthcare Organizations; IberoAmericana University, Mexico City, Mexico; Civic Progress, St. Louis; Conference USA; Grand Center, St. Louis; Missouri Botanical Garden; Saint Louis University; St. Louis Art Museum; St. Louis Regional Chamber and Growth Association; St. Louis Symphony; and St. Louis Zoo. Fr. Biondi has been a director since 1998. His current term as a director expires at the 2003 Annual Meeting.

Bernice B. Bratter
Director
Chair of Compensation Committee
Member of Executive Committee and Nominating Committee
Age: 64

     Ms. Bratter, a licensed Marriage and Family Therapist, served as the President of the Los Angeles Women’s Foundation, a public foundation dedicated to reshaping the status of women and girls in Southern California, from October 1996 through May 2000. She provides free consulting services to a number of non-profit and other entities, including Project Renewment, of which she is a co-founder and which explores the different challenges women executives face when leaving the workforce. Ms. Bratter served as Executive Director of the Center for Healthy Aging, formerly known as Senior Health and Peer Counseling, a nonprofit health care organization located in Santa Monica, California, from 1980 through her retirement from that position in March 1995. From March 1995 through September 1996, she lectured and served as a consultant in the fields of not-for-profit corporations and issues related to health care and aging. In 1981, Ms. Bratter was a gubernatorial appointee to the White House Conference on Aging as an observer. She is the recipient of numerous awards and commendations including the YWCA Woman of the Year Award, the Senior Health and Peer Counseling’s Community Leader Award and other county, state and federal commendations. In 1991, Ms. Bratter was presented with an Honorary Doctor of Laws degree by Pepperdine University. Ms. Bratter has been a director since 1990. Her current term as a director expires at this year’s Annual Meeting.

Sanford Cloud, Jr.
Director
Chair of Corporate Governance Committee
Member of Ethics, Quality and Compliance Committee
and Audit Committee
Age: 57

     Mr. Cloud has been President and Chief Executive Officer of The National Conference for Community and Justice (formerly the National Conference of Christians and Jews) since 1994. Prior to that time, Mr. Cloud was a partner in the law firm of Robinson & Cole in Hartford, Connecticut. Throughout most of the 1980s, Mr. Cloud worked for Aetna Inc., as Vice President of Corporate Public Involvement and Executive Director of the Aetna Foundation. Mr. Cloud is a former two-term Connecticut State Senator. Currently, Mr. Cloud serves on the board of directors of Northeast Utilities and The Phoenix Companies. He also serves as Chairman of the Board of Ironbridge Mezzanine Fund, L.P. He is a graduate of Howard University and Howard University Law School and holds an M.A. in Religious Studies from the Hartford Seminary. Mr. Cloud has been a director since 1998. His current term as a director expires at the 2004 Annual Meeting.

Maurice J. DeWald
Director
Chair of Audit Committee
Member of Executive Committee, Compensation Committee
and Corporate Governance Committee
Age: 62

     Mr. DeWald is Chairman of Verity Financial Group, Inc., a private investment firm that he founded in 1992. From 1962 through 1991, Mr. DeWald was with KPMG, formerly KPMG Peat Marwick LLP, where he served at various times as a Director and as the Managing Partner of the Chicago, Orange County and Los Angeles offices. Mr. DeWald also was a founder of the firm’s High Technology Industry Group. Mr. DeWald is a director of Mizuho Corporate Bank of California, Advanced Materials Group, Inc., and ARV Assisted Living, Inc. He also sits on the Advisory Council of the University of Notre Dame Mendoza School of Business. Mr. DeWald is a past Chairman and Director of United Way of Greater Los Angeles. He is a graduate of the University of Notre Dame. Mr. DeWald has been a director since 1991. His current term as a director expires at the 2004 Annual Meeting.

Van B. Honeycutt
Director
Member of Audit Committee, Compensation Committee
and Corporate Governance Committee
Age: 57

     Mr. Honeycutt is Chairman and Chief Executive Officer of Computer Sciences Corporation (“CSC”), a publicly-traded company that is a leading provider of consulting, system integration and outsourcing services to industries and governments worldwide. Mr. Honeycutt was appointed President of CSC in 1993 and Chief Executive Officer in 1995. Prior to his appointment as Chief Executive Officer of CSC, Mr. Honeycutt was Chief Operating Officer. Mr. Honeycutt sits on the board of directors of Beckman Coulter, Inc. Mr. Honeycutt is a graduate of Franklin University and Stanford University’s Executive Graduate Program. Mr. Honeycutt has been a director since 1999. His current term as a director expires at the 2003 Annual Meeting.

J. Robert Kerrey
Director
Member of Ethics, Quality and Compliance Committee and Nominating Committee
Age: 59

     Mr. Kerrey has been President of New School University in New York City since January 2001. Prior to becoming President of New School University, Mr. Kerrey served as a U.S. Senator from the State of Nebraska from 1989 to 2000. Prior to his election to the U.S. Senate, Mr. Kerrey was Governor of the State of Nebraska from 1982 to 1987. Prior to his entering public service, Mr. Kerrey founded and operated a chain of restaurants and health clubs. Mr. Kerrey sits on the boards of directors of Jones Apparel Group, Inc., infoUSA, Inc., class.com, Inc. and the Concord Coalition. He also sits on the Board of Trustees of The Aerospace Corporation. Mr. Kerrey holds a degree in Pharmacy from the University of Nebraska. Mr. Kerrey has been a director since March 2001. His current term as a director expires at the 2004 Annual Meeting.

Lester B. Korn
Director
Chair of Nominating Committee
Member of Executive Committee
Age: 66

     Mr. Korn is Chairman and Chief Executive Officer of Korn Tuttle Capital Group, a diversified holding company based in Los Angeles, California. Mr. Korn was a partner in PMM & Co. from 1966 to 1969. Mr. Korn served as the Chairman of Korn/Ferry International, an executive search firm that he founded, from 1969 until May 1991, when he retired and became Chairman Emeritus. From 1987 to 1988, he served as the United States Ambassador to the United Nations Economic and Social Council. During 1996, Mr. Korn was a member of the United States Presidential Delegation to observe the elections in Bosnia. He is a director of ConAm Properties, Ltd., the Performing Arts Center of Los Angeles County and the Council of American Ambassadors. Mr. Korn is a member of the American Business Conference and a member of the Board of Trustees of the UCLA Foundation. He received a B.S. and a M.B.A. from UCLA. Mr. Korn has been a director since 1993. His current term as a director expires at this year’s Annual Meeting.

Floyd D. Loop, M.D.
Director
Member of Audit Committee and Nominating Committee
Age: 66

     Dr. Loop has been Chief Executive Officer and Chairman of The Board of Governors of The Cleveland Clinic Foundation since 1990. A graduate of Purdue University, he received his medical degree from George Washington University. He practiced cardiothoracic surgery for 30 years and headed the Department of Thoracic and Cardiovascular Surgery at The Cleveland Clinic from 1975 to 1989. Dr. Loop has authored more than 350 clinical research papers, chaired the Residency Review Committee for Thoracic Surgery and serves on the American Board of Thoracic Surgery. In 1999, he was appointed to the Medicare Payment Advisory Commission. Dr. Loop has been a director since 1999. His current term as a director expires at this year’s Annual Meeting.

Mónica C. Lozano
Director
Age: 46

     Ms. Lozano is President and Chief Operating Officer of La Opinion, the largest Spanish- language newspaper in the United States, and Vice President of its parent company, Lozano Communications, Inc. Ms. Lozano is a director of The Walt Disney Company and Union Bank of California. She is a member of the Board of Directors of the California HealthCare Foundation, the National Council of La Raza and the Los Angeles County Museum of Art. In addition, Ms. Lozano is a member of the Board of Regents of the University of California and a Trustee of the University of Southern California. Ms. Lozano has been a director since July 24, 2002. Her current term as a director expires at this year’s Annual Meeting.

Directors by Class

Class 1 (term expires at the 2004 Annual Meeting of Shareholders)

Sanford Cloud, Jr.
Maurice J. DeWald
J. Robert Kerrey

Class 2 (term expires at the 2002 Annual Meeting of Shareholders)

Bernice B. Bratter
Lester B. Korn
Floyd D. Loop, M.D.
Mónica C. Lozano

Class 3 (term expires at the 2003 Annual Meeting of Shareholders)

Jeffrey C. Barbakow
Lawrence Biondi, S.J.
Van B. Honeycutt

Nominees and Voting

     On July 23, 2002 the Nominating Committee met and recommended that the Board elect Mónica C. Lozano as a Class 2 director. At that meeting, the Nominating Committee also recommended that the Board nominate each of Ms. Bratter, Mr. Korn, Dr. Loop and Ms. Lozano to serve a three-year term as a director until the 2005 Annual Meeting. On July 24, 2002, after considering the Nominating Committee’s actions, the Board elected Ms. Lozano to the Board as a Class 2 director and nominated each of the directors recommended by the Nominating Committee to serve a three-year term as a director.

     Michael H. Focht, Sr., retired from the Board on July 24, 2002. Mr. Focht joined the Company in 1978 and the Board in 1990. Mr. Focht retired as President and Chief Operating Officer of the Company in 1999. The Company has benefited greatly from his service to the Company and to the Board and thanks him for his many years of dedicated service. Mr. Focht will continue as a consultant to the Company through December 2002.

     Directors are divided into three classes and serve for three-year overlapping terms. Following the election of the four Class 2 directors at this year’s Annual Meeting, there will be three Class 1 directors, four Class 2 directors and three Class 3 directors. Directors are to be elected by a plurality of the votes cast and votes may not be cumulated.

     The shares represented by proxies solicited by the Board will be voted, unless otherwise directed, for Ms. Bratter, Mr. Korn, Dr. Loop and Ms. Lozano. The Board believes each of its nominees will be able and willing to serve if elected. If any named nominee becomes unavailable, the Board’s proxies will be voted for the remaining nominees and for such other person as the Board may recommend.

Shareholder Approval

     The four nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any nominee and broker nonvotes are counted for purposes of determining the presence or absence of a quorum but otherwise have no legal effect in the election of directors. Unless marked to the contrary, proxies solicited by the Board will be voted FOR the election of each nominee of the Board at the Annual Meeting.

The Board of Directors recommends that shareholders vote FOR its nominees for Directors.

STOCK OWNERSHIP

     As of August 13, 2002, ownership of common stock by all directors, all nominees, each of the named executive officers (as defined on page 17) and all of the Company’s executive officers and directors as a group (14 persons) was as follows:

	Shares Beneficially Owned(1)
	Shares of Common Stock				Options Exercisable Prior to October 14, 2002				Percent of Class(2)
Name	Tenet(3)		Broadlane(4)		Tenet(3)		Broadlane		Tenet	Broadlane
Jeffrey C. Barbakow	1,669,642	(5)	854,595		5,497,000		-0-		1.5%	2.5%
Lawrence Biondi, S.J.	3,461	(6)	-0-		76,581		-0-
Bernice B. Bratter	16,633	(7)	-0-		65,331		-0-
Sanford Cloud, Jr.	1,389	(8)	-0-		66,750		-0-
David L. Dennis	92,983		50,000	(9)	600,000		-0-
Maurice J. DeWald	14,355		-0-		91,581		-0-
Van B. Honeycutt	1,500	(10)	-0-		25,500		-0-
J. Robert Kerrey	2,566	(11)	-0-		48,000		-0-
Lester B. Korn	34,050		-0-		18,000		-0-
Floyd D. Loop, M.D.	3,125	(12)	-0-		76,581		-0-
Mónica C. Lozano (13)	300		-0-		36,000		-0-
Thomas B. Mackey	15,445		226,194		1,057,500		-0-
Raymond L. Mathiasen	57,819	(14)	100,000		529,700	(14)	-0-
Christi R. Sulzbach	10,597		61,400		192,501		19,540	(15)
Executive officers and
directors as a group (14
persons)	1,923,865		1,292,189		8,381,025		19,540		2.1%	3.8%

(1)	Except as indicated, each individual named has sole control as to investment and voting power with respect to the securities owned.

(2)	Except as indicated, no executive officer or director beneficially owned, including options exercisable prior to October 14, 2002, more than one percent of the outstanding shares of common stock of the Company and/or Broadlane. Broadlane offers group purchasing, procurement strategy, outsourcing and e-commerce services to the health care industry. At May 31, 2002, the Company owned 67.3 percent of Broadlane.

(3)	The numbers of shares and options in these columns have been adjusted to reflect the Stock Split.

7

(4)	The shares listed in this column are shares of Broadlane common stock purchased by the individuals indicated. In January 2000, Broadlane offered shares of its common stock to approximately 434 Tenet employees, including the individuals indicated above. The shares were offered at $1.45 per share, which the Company believes was the fair market value of such shares on that date.

(5)	Includes 18,270 shares held by Mr. Barbakow’s sons and 1,640,100 shares held in trust.

(6)	Includes 3,161 stock units credited to Fr. Biondi’s account under the Company’s 2001 Deferred Compensation Plan (“DCP”). (See page 14.)

(7)	Includes 133 stock units credited to Ms. Bratter’s account under the DCP.

(8)	Includes 639 stock units credited to Mr. Cloud’s account under the DCP.

(9)	Mr. Dennis acquired these Broadlane shares from the Company on April 3, 2000, at a purchase price of $5.71 per share, which the Company believes was the fair market value of such shares on that date.

(10)	These are stock units credited to Mr. Honeycutt’s account under the DCP.

(11)	These are stock units credited to Mr. Kerrey’s account under the DCP.

(12)	Includes 2,849 stock units credited to Dr. Loop’s account under the DCP.

(13)	Ms. Lozano was elected to the Board on July 24, 2002.

(14)	These shares and options are held in trust.

(15)	These options were granted to Ms. Sulzbach on January 11, 2000, pursuant to the Broadlane, Inc. 2000 Senior Executive Stock Incentive Plan. A total of 48,850 options were granted to Ms. Sulzbach. The options are fully vested, but become exercisable (a) in equal installments on each of the first through fifth anniversaries of the date of grant, and (b) upon the initial public offering, if any, of Broadlane common stock.

The Board of Directors and Committees of the Board

     The Board met six times during the fiscal year ended May 31, 2002. All directors who served during fiscal year 2002 participated in at least 75 percent of the aggregate of meetings of the Board and the committees on which she/he served, during the period she/he served as a director. Mr. Barbakow is considered an employee director for purposes of the following discussion. All of the other directors are nonemployee directors.

     Generally, all major decisions are considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to or required for the operation of a publicly owned health care company. Currently these committees are the Executive Committee, Audit Committee, Compensation Committee, Ethics, Quality and Compliance Committee, Nominating Committee and Corporate Governance Committee. The members and chairs of these committees are recommended to the Board by the Nominating Committee. Each of the committees has a charter that is reviewed on an annual basis and each committee (other than the Executive Committee) meets at least once a year in executive session. Each committee has access to independent advisors as its members deem appropriate, which advisors report directly to the committee and not to management. Each director also is encouraged to participate, at the Company’s expense, in continuing education programs related to her/his responsibility as a director.

     During fiscal 2002, the Executive Committee consisted of directors Barbakow (Chair), Bratter, DeWald and Korn. The Executive Committee, which met two times during fiscal 2002 and acted by unanimous written consent four times, may exercise all of the powers of the Board in the management of the business and affairs of the Company when the Board is not in session, but may not fill vacancies on the Board, change the membership of, or fill vacancies in, any committee of the Board, adopt, amend or repeal the bylaws or declare dividends.

     During fiscal 2002, the Audit Committee consisted of directors DeWald (Chair), Biondi, Cloud, Honeycutt and Loop. The Audit Committee’s primary duties are to monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, to monitor the independence and performance of the Company’s outside auditors and internal audit services department, and to provide an avenue of communication among the outside auditors, management, the internal audit services department and the Board. None of the members of the Audit Committee may be officers or employees of the Company and each of the members is independent as defined in the rules of the New York Stock Exchange. The Audit Committee met eight times during fiscal 2002.

     During fiscal 2002, the Compensation Committee consisted of directors Bratter (Chair), DeWald and Honeycutt. During fiscal 2002, the Board dissolved the Pension Committee and transferred the responsibilities of the Pension Committee to the Compensation Committee. The Compensation Committee has the authority to establish a general compensation policy for the Company and has responsibility for the compensation paid to the Company’s directors and executive officers. The Compensation Committee directly or indirectly administers all of the Company’s employee benefit plans, including stock incentive plans, long-term incentive plans, annual incentive plans, deferred compensation plans, qualified and nonqualified retirement plans, stock purchase plans and medical, dental and insurance plans. The Compensation Committee determines (subject to the provisions of the Company’s plans) the directors, officers, and employees of, and advisors and consultants to, the Company eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. With respect to the Company’s qualified pension plans, the Compensation Committee is responsible for approving investment policies, reviewing actuarial information concerning the plans and monitoring the Company’s retirement savings plans. None of the members of the Compensation Committee may be officers or employees of the Company. The Compensation Committee met six times and acted once by unanimous written consent in fiscal 2002.

     During fiscal 2002, the Ethics, Quality and Compliance Committee (the “Ethics Committee”) consisted of directors Biondi (Chair), Cloud, Focht and Kerrey. The purpose of the Ethics Committee is to provide oversight of the Company’s procedures and systems for ensuring that (i) the Company’s employees, directors and operations comply with all applicable laws and regulations related to government programs, (ii) the Company, its employees and directors act in acordance with appropriate ethical standards, and (iii) the Company delivers quality medical care to its patients. The Ethics Committee also reviews proposed related party transactions and determines whether such transactions are appropriate for the Board to consider. The Ethics Committee met three times and acted once by unanimous written consent in fiscal 2002.

     During fiscal 2002, the Nominating Committee consisted of directors Korn (Chair), Biondi, Bratter, Kerrey and Loop. Mr. Barbakow became an ex officio member of the Nominating Committee effective December 2000. The Nominating Committee, which is responsible for making recommendations to the Board regarding the qualifications of candidates for the Board, nominees to fill vacancies on the Board and Board committees, the director selection process, the tenure of Board members and the size, composition and committee structure of the Board, met three times in fiscal 2002.

     During fiscal 2002, the Corporate Governance Committee consisted of directors Cloud (Chair), DeWald, Focht, and Honeycutt. The Corporate Governance Committee is responsible for identifying and evaluating existing and potential corporate governance issues relevant to the Company and making recommendations to the Board concerning corporate governance issues and proposals submitted by shareholders. The Corporate Governance Committee met three times in fiscal 2002.

AUDIT COMMITTEE REPORT

     The Audit Committee (the “Committee”) is made up of the following members: Maurice J. DeWald (Chair), Lawrence Biondi, S.J., Sanford Cloud, Jr., Van B. Honeycutt and Floyd D. Loop, M.D. The Committee operates pursuant to a charter. The adequacy of the charter is evaluated annually and the Board most recently re-approved the charter on May 22, 2002. In accordance with the charter, all of the members of the Committee are independent (as defined in the rules of the New York Stock Exchange) and financially literate and at least one member of the Committee has accounting or related financial management expertise.

     The Committee, on behalf of the Board, oversees the Company’s financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed with management and the Company’s independent auditors each fiscal 2002 Form 10-Q quarterly filing, as well as the audited consolidated financial statements and the footnotes thereto in the Company’s fiscal year 2002 Annual Report to Shareholders incorporated by reference in the Form 10-K for the fiscal year ended May 31, 2002 (the “Form 10-K”), before the Forms 10-Q and 10-K were filed with the Securities and Exchange Commission (the “SEC”). The Committee also discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements prior to the time the respective Forms 10-Q and 10-K were filed with the SEC. The Chair of the Committee reviewed with management and the Company’s independent auditors each press release concerning earnings prior to each press release being distributed.

The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States. The Committee reviewed and discussed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the Committee with the Company’s independent auditors under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees) and SAS No. 90 (Audit Committee Communications). The Company’s independent auditors have expressed an opinion in their Independent Auditors Report that the Company’s fiscal year 2002 audited consolidated financial statements conform to accounting principles generally accepted in the United States.

     The Committee discussed with the independent auditors the independent auditors’ independence from management and the Company, and received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In concluding that the independent auditors are independent, the Audit Committee considered, among other factors, whether the non-audit services provided by KPMG (as described below) were compatible with their independence. The Committee also made it clear that the independent auditors report directly to the Committee and not to management.

     The Committee discussed with the Company’s internal and independent auditors the overall scopes and plans for their respective audits. The Committee met separately in executive session with each of the internal and independent auditors to discuss, among other matters, the results of their audits, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the Company’s fiscal year 2002 audited consolidated financial statements be incorporated by reference in the Form 10-K and filed with the SEC. The Committee also recommended that the Board select KPMG to serve as the Company’s independent auditors for fiscal 2003.

Members of the Audit Committee

Maurice J. DeWald, Chair
Lawrence Biondi, S.J.
Sanford Cloud, Jr.
Van B. Honeycutt
Floyd D. Loop, M.D

Fees Billed By Independent Auditors

     During fiscal year 2002, the Company retained its independent auditors, KPMG, to provide services in the following categories, for which KPMG earned the amounts set forth below:

Audit Fees and Expenses	$2,583,000	(1)
Financial Information Systems Design and Implementation Fees	$ -0-
All Other Fees and Expenses
Audit related fees and expenses	$ 160,000	(2)
Other non-audit services	$1,818,000	(3)
Total all other fees and expenses	$1,978,000

(1)	Includes $1,035,000 in fees and expenses for the audit of the Company’s consolidated financial statements and related quarterly reviews and $1,548,000 for the audits of financial statements of certain of the Company’s subsidiaries and related partnerships.

(2)	Audit related fees consisted principally of fees related to audits of financial statements of employee benefit plans, reviews of registration statements and the issuance of comfort letters and consents in connection with registration statements.

(3)	Other non-audit fees and expenses consisted of fees and expenses related to tax services and actuarial assistance, assistance with due diligence related to acquisitions, advisory services with respect to the disbursement cycle and third-party reimbursement, and financial planning and education services for certain of the Company’s senior officers.

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     Director Compensation

     During the fiscal year ended May 31, 2002, Ms. Bratter and Messrs. Biondi, Cloud, DeWald, Honeycutt, Kerrey, Korn and Loop, Tenet’s nonemployee directors during fiscal 2002, each received an annual retainer of $65,000, together with $1,500 per Board meeting and $1,200 per committee meeting attended. Each nonemployee director serving as the Chair of a committee received an annual fee of $6,000. Directors also were reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings.

     2001 Stock Incentive Plan

     The Company believes that its 2001 Stock Incentive Plan (the “2001 SIP”), which was approved by the Company’s shareholders at the 2001 Annual Meeting, promotes the interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate and retain directors of training, experience and ability, and by encouraging the highest level of directors’ performance by providing directors with a proprietary interest in the Company’s financial success and growth.

The 2001 SIP is administered by the Compensation Committee, which is composed of nonemployee directors who, like all of the nonemployee directors, are eligible to participate in the 2001 SIP. Under the terms of the 2001 SIP, the Board determines the number of options to be granted to each nonemployee director. The Board currently grants options to nonemployee directors pursuant to a formula under which each nonemployee director receives an automatic grant, on the last Thursday of October of each year, of options to purchase the greater of (x) 18,000 shares of common stock and (y) the number of shares of common stock determined by dividing (i) the product of four times the then-existing annual retainer fee, by (ii) the closing price of the common stock on the New York Stock Exchange (the “NYSE”) on the date of grant. On October 25, 2001, each nonemployee director who was a member of the Board on that date was granted an option to purchase 18,000 shares of common stock. Each such option, which vested immediately upon grant and has a 10-year term, permits the holder to purchase shares at their fair market value on the date of grant, which was $39.00 on October 25, 2001. In addition, upon being elected to the Board, nonemployee directors are granted options to acquire two times the greater of (x) 18,000 shares of common stock and (y) the number of shares of common stock determined by dividing (i) the product of four times the then-existing annual retainer fee, by (ii) the closing price of the common stock on the NYSE on the date of grant. On July 25, 2002, Ms. Lozano, who was elected to the Board on July 24, 2002, was granted an option to purchase 36,000 shares of common stock at a purchase price of $45.14.

     Under the terms of the 2001 SIP, a nonemployee director may make an election to convert all or a portion of her/his annual retainer into options, provided that at the time the nonemployee director makes such an election, she/he meets the Company’s stock ownership guidelines for directors established by the Board. (See “Stock Ownership Guidelines” below.) A nonemployee director who makes such an election will receive a number of options equal to (x) four times the amount of the annual retainer to be converted into options divided by (y) the fair market value of the Company’s common stock on the day that the nonemployee director otherwise would have received payment of the annual retainer.

     If a nonemployee director is removed from office by the Company’s shareholders, is not nominated for reelection by the Board or is nominated by the Board but is not reelected by the Company’s shareholders, then the options granted under the 2001 SIP will expire one year after the date of removal or failure to be elected unless during such one-year period the nonemployee director dies or becomes permanently and totally disabled, in which case the option will expire one year after the date of death or permanent and total disability. If the nonemployee director retires at or after age 65, or retires prior to age 65 with the consent of the Compensation Committee, the options granted under the 2001 SIP will continue to vest, be exercisable and expire in accordance with their terms. If the nonemployee director dies or becomes permanently and totally disabled while serving as a nonemployee director, the options granted under the 2001 SIP will expire five years after the date of death or permanent and total disability unless by their terms they expire sooner. Notwithstanding anything above to the contrary, the maximum term of an option is 10 years from the date of grant.

     In the event of any future change in the capitalization of the Company, such as a stock dividend or stock split, the Compensation Committee may make an appropriate and proportionate adjustment to the numbers of shares subject to then-outstanding awards, as well as to the maximum number of shares available for future awards.

     The 2001 SIP also provides for all awards then outstanding under the 2001 SIP to fully vest without restrictions in the event of certain conditions, including a dissolution or liquidation of the Company, a reorganization, merger or consolidation of the Company as a result of which Tenet is not the surviving corporation, or upon the sale of all or substantially all of the assets of the Company, unless provisions are made in connection with such transaction for the continuance of the 2001 SIP with adjustments appropriate to the circumstances.

     In addition, upon the occurrence of a “Change of Control” of the Company, all options held by nonemployee directors will be fully vested and any restrictions upon exercise will immediately cease.

     For purposes of the 2001 SIP the following terms have the following meanings:

(A) A “Change in Control” of the Company means a Person, alone or together with its Affiliates and Associates, becoming the beneficial owner of 20 percent or more of the general voting power of the Company or any Person making a filing with respect to the Company under Sections 13(d) or 14(d) of the Exchange Act, which filing discloses an intent to acquire control of the Company in a transaction or series of transactions not approved by the Board.

(B) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(C) “Person” means an individual, firm, corporation or other entity or any successor to such entity, but “Person” shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company, or any Person organized, appointed, established or holding Voting Stock by, for or pursuant to the terms of such a plan or any Person who acquires 20 percent or more of the general voting power of the Company in a transaction or series of transactions approved prior to such transaction or series of transactions by the Board.

(D) “Voting Stock” means shares of the Company’s capital stock having general voting power, with “voting power” meaning the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

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     Stock Ownership Guidelines

In January 2001, the Board adopted a stock ownership guideline that encourages all directors to own shares of the Company’s stock with a value equal to three times the annual retainer by the end of fiscal year 2004.

     Deferred Compensation Plan

     Under the DCP, directors may defer all or a portion of their retainers, meeting fees and committee fees. Directors who elect to defer all or a portion of their compensation may request the following types of investment crediting rates to be applied to their deferred compensation: an annual rate of interest equal to one percent below the prime rate of interest; a rate of return based on one or more benchmark mutual funds; and/or a rate of return based on the performance of the price of the Company’s stock, designated as “Stock Units,” which are payable in shares of the Company’s stock. Compensation deferred by a director is distributed upon termination of service either in a lump sum or in equal monthly installments.

     In order to encourage directors to increase their ownership of the Company’s stock, the DCP was amended in fiscal year 2001 to permit the Company to make a contribution used to purchase Stock Units for the deferred compensation accounts of directors who request that their deferred compensation be invested in Stock Units. On each date on which a director’s deferred compensation is invested in Stock Units, the Company will make a contribution in an amount equal to 15 percent of the amount of the director’s deferral. The Company’s contribution also will be invested in Stock Units. During fiscal year 2002, Ms. Bratter and Messrs. Biondi, Cloud, Honeycutt, Kerrey and Loop elected to defer a portion of their compensation and requested that a portion of their deferred compensation be invested in Stock Units. The dollar value of the Company’s contribution used to purchase Stock Units for each of their accounts under the DCP during fiscal year 2002 was: Ms. Bratter, $564; Fr. Biondi, $14,520; Mr. Cloud, $2,145; Mr. Honeycutt, $6,810; Mr. Kerrey, $11,550; and Dr. Loop, $12,900.

     The Company established a trust (the “DCP Trust”) for the purpose of securing the Company’s obligations to make distributions under its deferred compensation plans. The DCP Trust is a “rabbi trust” and was initially funded with 750,000 shares of the Company’s common stock. In fiscal 1997, 375,000 shares of the Company’s common stock were contributed to the DCP Trust, and in fiscal 2001, an additional 2,250,000 shares of the Company’s common stock were contributed to the DCP Trust. The DCP Trust will make payments required to be made to participants (or their beneficiaries) in the Company’s deferred compensation plans in the event that the Company fails to make such payments for any reason other than the insolvency of the Company. In the event of the insolvency of the Company, the assets of the DCP Trust will be subject to the claims of general creditors of the Company. In the event of a Change of Control (as defined below) of the Company, the Company is required to fund the DCP Trust in an amount that is sufficient, together with all assets then held by the DCP Trust, to pay each participant (or beneficiary) in the deferred compensation plans, on a pretax basis, the benefits to which the participant (or the beneficiary) would be entitled pursuant to the terms of the deferred compensation plans as of the date on which the Change of Control occurred.

     Under the Company’s deferred compensation plans, a Change of Control is deemed to have occurred if either (i) any person becomes the beneficial owner, directly or indirectly, of 20 percent or more of the Company’s common stock, or (ii) individuals who, as of August 1, 2000, constitute the Board (the “Incumbent Board”) cease for any reason to constitute the majority of the Board, provided that any individual who becomes a director of the Company subsequent to August 1, 2000, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board, and no individual who is elected initially (after August 1, 2000) as a director as a result of an actual or threatened election contest or proxy solicitation by or on behalf of any person other than the Incumbent Board shall be deemed to have been a member of the Incumbent Board.

     Directors Retirement Plan

Tenet has a Board of Directors Retirement Plan (the “Directors Retirement Plan”) for nonemployee directors who were directors on or before October 6, 1999. During fiscal 2002, all of Tenet’s nonemployee directors, except Messrs. Honeycutt and Kerrey and Ms. Lozano who joined the Board after October 6, 1999, and therefore are not eligible to participate in the Directors Retirement Plan, participated in the Directors Retirement Plan.

     Under the Directors Retirement Plan, the Company is obligated to pay to a participating nonemployee director an annual normal retirement benefit for a maximum period of 10 years upon the director’s retirement. The retirement benefit is based on years of service to the Company as a nonemployee director. The director’s interest in the retirement benefit becomes partially vested after five years of service as a nonemployee director and fully vested after 10 years of service as a nonemployee director. The Directors Retirement Plan was amended in fiscal year 1999 to permit participants to elect to receive the retirement benefits in the form of a joint and survivor annuity, and to permit the participant and her/his surviving spouse to designate a beneficiary as the recipient of the joint and survivor annuity in the event both should die before all payments have been made. The present value of the joint and survivor annuity will be actuarially equivalent to the present value of the payments that would be made over the 10-year period referred to above. The annual retirement benefit is equal to the lesser of (i) the directors’ Final Annual Board Retainer (as defined below), and (ii) $25,000, increased by a compounded rate of six percent per year from 1985 to the directors’ termination of service. The retirement benefits are paid monthly. “Final Annual Board Retainer” is defined under the Directors Retirement Plan as the annual retainer paid to the director for service on Tenet’s Board (excluding fees paid for individual Board or committee meetings or for serving as a committee chair) at the time of the termination of the directors’ service on the Board.

     Normal retirement benefits, with certain adjustments, are paid to participants whose services are terminated for any reason other than death prior to normal retirement, so long as the participant has completed at least five years of service. In the event of the death of any participant, before or after retirement, the normal retirement benefit will be paid to her/his surviving spouse, eligible children under the age of 21 or the designated beneficiary discussed above. In the event of a “Change of Control” (as defined below) of Tenet followed by a participant’s termination as a director of Tenet or a participant’s failure to be reelected as a director upon the expiration of her/his term in office, participants under the Directors Retirement Plan will be deemed fully vested without regard to years of service and shall be entitled to receive full normal retirement benefits.

     A “Change of Control” is deemed to have occurred under the Directors Retirement Plan if (i) any person (as defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, the “Exchange Act”) is or becomes the beneficial owner directly or indirectly of 30 percent or more of the combined voting power of the Company’s then outstanding securities, or (ii) during any two-year period, individuals who at the beginning of such period constitute the Company’s Board cease for any reason other than death or disability to constitute at least a majority of the Board.

     The Directors Retirement Plan was amended in fiscal year 1994 to permit participation by former employees who are directors, with years of service measured from the date on which the director’s employment with the Company terminates.

Directors Life Insurance Program

     The Company provides a Directors Life Insurance Program (the “Program”) for all directors who were directors on or before October 6, 1999, and have elected to participate in the Program.

     Under the Program, the Company may enter into a split dollar life insurance agreement with an owner (the “Policy Owner”) designated by a participating director providing for the purchase of a joint life, second to die, life insurance policy (the “Policy”) insuring the lives of the director and another person designated by the director. The amount of insurance purchased will be sufficient to provide a death benefit of at least $1,000,000 to the beneficiaries designated by the Policy Owner and to allow the Company to recover the premiums it has paid towards keeping the policies in force until the deaths of both the director and the designated other person.

     Each year the Policy Owner pays to the insurer the cost of the term portion of the Policy and the Company pays a bonus to each participating director in the amount that approximates the cost of a one-year $1,000,000 non-renewable term life insurance policy. Those bonuses ranged from $230 to $2,180 for fiscal year 2002. In his/her discretion, the participating director may choose to reimburse the Policy Owner for the amount paid by the Policy Owner for the term portion of the Policy. The Company pays the full cost of the Policy, less the amount paid by the Policy Owner each year for the term portion of the Policy, in annual installments over approximately seven years.

     The Program is administered by the Compensation Committee, members of which may be participants under the Program. As of May 31, 2002, life insurance policies had been purchased by the owners on the lives of directors Biondi, Bratter, Cloud, DeWald, Focht, Loop and Korn and their respective designated other person. Mr. Barbakow did not participate in the Program in fiscal 2002. Messrs. Honeycutt and Kerrey and Ms. Lozano joined the Board after October 6, 1999, and therefore are not eligible to participate in the Program.

COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid by the Company for fiscal years 2002, 2001 and 2000 to the person acting as Chief Executive Officer at May 31, 2002, and the four most highly compensated executive officers of the Company at May 31, 2002 (collectively, the “named executive officers”).

			Annual Compensation					Long-Term Compensation
Name and Principal Position	Year		Salary($)(1)	Bonus($)(1)		Other Annual Compensation($)(2)		Securities Underlying Options (#)(3)	All Other Compensation($)(4)
Barbakow	2002		1,204,275	4,178,834		146,959	(6)	1,500,000	102,612
CEO and	2001		1,158,000	3,359,000	(5)	70,876	(6)	1,500,000	98,112
Chairman	2000		1,124,000	1,802,115		65,596	(6)	-0-	64,471

Dennis	2002		725,000	2,182,250		96,690	(7)	225,000	74,247
Chief Corporate	2001		641,667	1,611,090		91,847	(7)	225,000	30,052
Officer and CFO	2000	(8)	150,000	245,000		-0-		675,000	-0-

Mackey	2002		725,000	2,182,250		219,114	(9)	675,000	74,262
Chief Operating	2001		650,000	1,611,090		325,553	(9)	225,000	52,434
Officer	2000		633,000	879,531		315,581	(9)	225,000	11,543

Mathiasen	2002		428,500	956,160	(10)	51,849	(11)	165,000	38,447
EVP and Chief	2001		412,000	794,913	(10)	54,508	(11)	150,000	30,841
Acctg Officer	2000		400,000	435,921		59,834	(11)	210,000	24,612

Sulzbach	2002		426,500	951,700	(12)	-0-		187,500	37,827
EVP and	2001		410,000	791,404	(12)	-0-		172,500	29,907
General Counsel	2000		380,000	432,325		-0-		97,500	8,511

(1)	Includes compensation deferred at the election of a named executive officer or the Company.

(2)	A -0- in this column means that no such compensation was paid other than perquisites that have not been included because their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10 percent of salary plus bonus.

(3)	The amounts shown in this column have been adjusted to reflect the Stock Split.

(4)	The aggregate amounts set forth in “All Other Compensation” include the following: (i) matching company contributions to the Tenet Retirement Savings Plan, (ii) matching company contributions to the Company’s DCP as a result of IRS limitations on amounts that may be deferred under the Tenet Retirement Savings Plan, and (iii) certain amounts in respect of life insurance and disability insurance policies available under the Company’s Supplemental Executive Retirement Plan (the “SERP”). The following table reflects the amount of each of the foregoing paid to each of the named executive officers in fiscal year 2002.

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	Barbakow	Dennis	Mackey	Mathiasen	Sulzbach
Tenet Retirement Savings Plan	$ 6,000	$ 6,000	$ 6,000	$ 5,500	$ 5,483
DCP	$90,057	$63,967	$63,967	$29,014	$28,866
Life and Disability Insurance Under SERP	$ 6,555	$ 4,280	$ 4,295	$ 3,933	$ 3,478

(5)	The total for 2001 includes $2,000,000 awarded to Mr. Barbakow under the 1997 Annual Incentive Plan and a $1,359,000 discretionary contribution made by the Company to Mr. Barbakow’s account in the Company’s DCP to reward Mr. Barbakow for his contribution to the Company’s exceptional financial performance in fiscal year 2001. Mr. Barbakow will be entitled to receive the discretionary contribution only when he is no longer employed by the Company.

(6)	The $146,959 and $70,876 totals for 2002 and 2001, respectively, include $66,962 and $36,786, respectively, that are the incremental cost to Tenet attributable to Mr. Barbakow’s personal use of the Company’s aircraft. The $70,876 and $65,596 totals for 2001 and 2000, respectively, include $34,090 and $47,290, respectively, of corporate-sponsored automobile use.

(7)	The $96,690 and $91,847 totals for 2002 and 2001, respectively, include $37,445 and $32,048, respectively, that are the incremental cost to Tenet attributable to Mr. Dennis’ personal use of the Company’s aircraft. The $96,690 and $91,847 totals for 2002 and 2001, respectively, also include $24,200 and $24,177, respectively, of corporate-sponsored automobile use. The $91,847 total for 2001 also includes $24,973 of membership fees, organizational dues and related expenses.

(8)	Mr. Dennis was elected as an executive officer effective March 1, 2000.

(9)	The $219,114, $325,553 and $315,581 totals for 2002, 2001 and 2000, respectively, include $152,108, $94,017 and $265,148, respectively, of relocation-related expenses reimbursed to Mr. Mackey by the Company pursuant to a relocation program. The $325,553 total for 2001 also includes $186,604 of membership fees, organizational dues and related expenses.

(10)	The $956,160 and $794,913 totals for 2002 and 2001 include $908,420 and $722,813, respectively, awarded to Mr. Mathiasen under the 2001 Annual Incentive Plan and 1997 Annual Incentive Plan, respectively, and $47,740 and $72,100, respectively, of discretionary contributions made by the Company to Mr. Mathiasen’s account in the Company’s DCP to reward Mr. Mathiasen for his contribution to the Company’s exceptional financial performance in fiscal years 2002 and 2001. Mr. Mathiasen will be entitled to receive the discretionary contributions only when he is no longer employed by the Company.

(11)	The $51,849, $54,508 and $59,834 totals for 2002, 2001 and 2000, respectively, include $18,100, $18,084 and $17,600, respectively, of corporate-sponsored automobile use, and $20,699, $29,529 and $35,700, respectively, of relocation-related expenses reimbursed to Mr. Mathiasen by the Company pursuant to a relocation program.

(12)	The $951,700 and $791,404 totals for 2002 and 2001 include $904,180 and $719,304, respectively, awarded to Ms. Sulzbach under the 2001 Annual Incentive Plan and 1997 Annual Incentive Plan, respectively, and $47,520 and $72,100, respectively, of discretionary contributions made by the Company to Ms. Sulzbach’s account in the Company’s DCP to reward Ms. Sulzbach for her contribution to the Company’s exceptional financial performance in fiscal years 2002 and 2001. Ms. Sulzbach will be entitled to receive the discretionary contributions only when she is no longer employed by the Company.

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OPTION GRANTS IN FISCAL YEAR 2002

     The following table sets forth information concerning options granted to the named executive officers in fiscal year 2002. The share amounts shown in this table have been adjusted to reflect the Stock Split.

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted(1) to Employees in FY02(2)	Exercise Price ($/Share)(3)	Expiration Date (4)	Grant Date Present Value($)(5)
Barbakow	1,500,000	11.6%	30.28	06/01/2011	26,360,300
Dennis	225,000	1.7%	36.36	08/17/2011	4,640,700
Mackey	675,000	5.2%	30.28	06/01/2011	11,862,135
Mathiasen	165,000	1.2%	40.41	12/04/2011	3,757,600
Sulzbach	187,500	1.4%	40.41	12/04/2011	4,270,000

(1)	These options vest in equal installments on the first three anniversaries of the date of grant.

(2)	The percentages shown are percentages of the total number of options granted to employees to purchase the Company’s stock.

(3)	All options to purchase the Company’s common stock are exercisable at a price equal to the closing price of the Company’s common stock on the date of grant.

(4)	All options expire 10 years from the date of grant.

(5)	The Grant Date Present Values of the Company’s options granted to the named executive officers during fiscal 2002 were derived using a standard Black-Scholes stock option valuation model. The valuation data and assumptions used to calculate these values were as follows:

Date of Grant	06/01/01	08/17/01	12/04/01
Stock Price	$30.28	$36.36	$40.41
Exercise Price	$30.28	$36.36	$40.41
Expected Dividend Yield	0%	0%	0%
Expected Volatility	39.89%	39.80%	39.92%
“Risk Free” Interest Rate	5.34%	4.81%	4.62%
Expected Life (Years)	9	9	9
Present Value/Option	$17.57	$20.62	$22.77

     The Expected Volatility is derived using daily data drawn from the five years preceding the Date of Grant. The Risk Free Interest Rate is the approximate yield on seven- and 10-year United States Treasury Bonds on the date of grant. The Expected Life is an estimate of the number of years the option will be held before it is exercised. The valuation model was not adjusted for nontransferability, risk of forfeiture or the vesting restrictions of the options, all of which would reduce the value if factored into the calculation.

     The Company does not believe that the Black-Scholes model or any other valuation model is a reliable method of computing the present value of the Company’s options granted to its executive officers. The value ultimately realized, if any, will depend on the amount by which the market price of the Company’s common stock on the date of exercise exceeds the exercise price.

OPTION EXERCISES AND YEAR-END VALUE TABLE

May 31, 2002

     The following table sets forth information concerning options exercised by each of the named executive officers in fiscal year 2002 and unexercised options held by each of them as of May 31, 2002. The share amounts shown in this table have been adjusted to reflect the Stock Split.

	Shares Acquired	Value	Number of Unexercised Options at 5/31/02(#)		Value of Unexercised In-the-Money Options at 5/31/02($)(1)
Name	On Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Barbakow	3,000,000	111,050,000	4,997,000	2,500,000	159,902,230	48,573,450
Dennis	-0-	-0-	525,000	600,000	18,506,280	14,889,390
Mackey	457,500	11,909,731	757,500	900,000	22,800,023	19,510,650
Mathiasen	150,000	4,793,745	459,700	335,000	14,332,182	6,470,730
Sulzbach	-0-	-0-	160,001	335,000	4,903,368	5,570,518

(1)	Based on the $49.67 per share closing price of the Company’s common stock on May 31, 2002.

Supplemental Executive Retirement Plan

     The SERP provides executive officers and certain other management employees with supplemental deferred benefits in the form of retirement payments for life.

     At retirement, the monthly benefit paid to participants will be a product of four factors: (i) the participant’s highest average monthly “Earnings” for any consecutive 60-month period during the 10 years preceding retirement; (ii) the number of years of service to the Company to a maximum of 20 years (participants will receive a percentage credit for years of service prior to enrollment in the plan which increases gradually from 25 percent upon becoming a participant to 100 percent at the beginning of the sixth year following enrollment); (iii) a vesting factor; and (iv) percentage factor not to exceed 2.7 percent reduced to reflect the projected benefit from other Company retirement plans available to a participant and from Social Security. The monthly benefit is reduced in the event of early retirement or termination of employment with the Company. The first day on which unreduced retirement benefits are available is age 62. In the event of the death of a participant, before or after retirement, one-half of the benefit earned as of the date of death will be paid to the surviving spouse for life (or to the participant’s children until the age of 21 if the participant dies without a spouse). The SERP was amended in fiscal year 1994 to provide for lump sum distributions in certain circumstances and subject to certain limitations.

     For participants who were not actively at work as regular, full-time employees on or after February 1, 1997, “Earnings” is defined in the SERP as the participant’s base salary excluding bonuses and other cash and noncash compensation. In fiscal year 1997, the SERP was amended to provide that for all participants who are actively at work as regular, full-time employees on or after February 1, 1997, “Earnings” means the participant’s base salary and annual cash bonus, but not automobile and other allowances and other cash and noncash compensation.

     The SERP also was amended in fiscal 1997 to provide that for all participants who are actively at work as regular, full-time employees on or after February 1, 1997: (i) the reduction for early retirement (retirement before age 65) for benefits received prior to age 62 was reduced from 5.04 percent to 3.0 percent per year and the maximum of such yearly reductions was reduced from 35.28 percent to 21 percent; (ii) the offset factor for the projected benefits from other Company benefit plans will be applied only to the base salary component of Earnings and (iii) the annual eight percent cap on increases in Earnings that had been in effect was eliminated.

     In the event of a “Change of Control”(as defined below) of the Company, participants will be deemed fully vested in the SERP for all years of service to the Company without regard to actual years of service and will be entitled to the normal retirement benefits (as defined in the SERP) without reduction on or after age 60. In addition, if a participant is a regular, full-time employee actively at work on or after April 1, 1994, with the corporate office or a division or a subsidiary that has not been declared to be a discontinued operation, and who has not yet begun to receive benefit payments under the SERP and voluntarily terminates his employment following the occurrence of certain events discussed below, or is terminated without cause, within two years of a Change of Control, then such participant will be (i) deemed fully vested in the SERP without regard to actual years of service, (ii) credited with three additional years of service, not to exceed a total of 20 years credited service, and (iii) entitled to the normal retirement benefits without reduction on or after age 60 or benefits at age 50 with reduction for each year of receipt of benefit prior to age 60. In addition, the “Earnings“used in calculating the benefit will include the participant’s base salary and the annual cash bonus paid to the participant, but exclude other cash and noncash compensation. Furthermore, the provision in the SERP prohibiting benefits from being paid to a participant if the participant becomes an employee or consultant of a competitor of the Company within three years of leaving the Company would be waived. The occurrence of any of the following events within two years of a Change of Control causes the additional payments discussed above to become payable if a participant voluntarily terminates his or her employment following: (1) a material downward change in the participant’s position, (2)(A) a reduction in the participant’s annual base salary, (B) a material reduction in the participant’s annual incentive plan award other than for financial performance as it broadly applies to all similarly situated executives in the same plan, or (C) a material reduction in the participant’s retirement or supplemental retirement benefits that does not broadly apply to all executives in the same plan, or (3) the transfer of the participant’s office to a location that is more than 50 miles from his or her current principal office. Finally, the SERP provides that in no event shall (x) the total present value of all payments under the SERP that are payable to a participant and are contingent upon a Change of Control in accordance with the rules set forth in Section 280G of the Code when added to (y) the present value of all other payments (other than payments that are made pursuant to the SERP) that are payable to a participant and are contingent upon a Change of Control, exceed an amount equal to 299 percent of the participant’s “base amount“as that term is defined in Section 280G of the Code.

     A Change of Control is deemed to have occurred if (i) any person becomes the beneficial owner, directly or indirectly, of 20 percent or more of the Company’s common stock, or (ii) individuals who, as of April 1, 1994, constitute the Board (the “Incumbent Board”) cease for any reason to constitute the majority of the Board; provided that individuals nominated by a majority of the directors then constituting the Incumbent Board and elected to the Board after April 1, 1994, will be deemed to be included in the Incumbent Board and individuals who initially are elected to the Board as a result of an actual or threatened election contest or proxy solicitation (other than on behalf of the Incumbent Board) will be deemed not to be included in the Incumbent Board.

     In 1994, the Company established a trust (the “SERP Trust”) for the purpose of securing the Company’s obligation to make distributions under the SERP. The SERP Trust is a “rabbi trust” and was initially funded with 1,500,000 shares of the Company’s common stock. In fiscal 1997, an additional 2,250,000 shares of the Company’s common stock were contributed to the SERP Trust. The SERP Trust will make payments required to be made to SERP participants or their beneficiaries under the SERP in the event that the Company fails to make such payments for any reason other than the insolvency of the Company. In the event of the insolvency of the Company, the assets of the SERP Trust will be subject to the claims of general creditors of the Company. In the event of a Change of Control of the Company, the Company is required to fund the SERP Trust in an amount that is sufficient, together with all assets then held by the SERP Trust, to pay each participant or beneficiary of the SERP, on a pretax basis, the benefits to which the participant or the beneficiary would be entitled pursuant to the terms of the SERP as of the date on which the Change of Control occurred.

     The table below presents the estimated maximum annual retirement benefits payable to participating executives under the SERP in the Earnings and Years of Service classifications indicated. The benefits listed are subject to reduction for projected benefits from the Company’s 401(k) Plan, the DCP and Social Security. The effect of these reductions is not included in the table.

     As of May 31, 2002, the estimated credited years of service for the individuals named in the Summary Compensation Table were as follows: Mr. Barbakow, 13 years; Mr. Dennis, 4.25 years; Mr. Mackey, 16.83 years; Mr. Mathiasen, 16.65 years; and Ms. Sulzbach, 18.49 years. In fiscal years 1999 through 2001, Mr. Barbakow’s credited years of service under the SERP were enhanced such that he received credit for two years of service for each year he served as Chief Executive Officer of the Company, totaling six additional years of service. In addition, in July 2001, the Compensation Committee agreed that Mr. Barbakow’s credited years of service under the SERP would be enhanced by three years as of May 31, 2004. In fiscal year 2000, the Company determined that Mr. Dennis’ credited years of service under the SERP would be enhanced so that he will receive credit for two years of service for each year of actual service, up to a maximum of five additional years of service.

     The Company has purchased insurance policies on the lives of certain current and past participants in the SERP, the purpose of which is to reimburse the Company, based on actuarial calculations, for amounts to be paid to the participants under the SERP over the course of the participants’ retirement (assuming that the Company’s original estimates as to interest rates, mortality rates, tax rates and certain other factors are accurate). SERP participants also are provided a life insurance benefit for the designee of each participant and a disability insurance policy for the benefit of each participant. Both of these benefits are fully insured.

PENSION PLAN TABLE

Supplemental Executive Retirement Plan

	Estimated Annual Retirement Benefit For Years of Service Indicated($)
Earnings($)(1)	5 Years	10 Years	15 Years	20 Years(2)
900,000	121,500	243,000	364,500	486,000
1,100,000	148,500	297,000	445,500	594,000
1,300,000	175,500	351,000	526,500	702,000
1,500,000	202,500	405,000	607,500	810,000
1,700,000	229,500	459,000	688,500	918,000
1,900,000	256,500	513,000	769,500	1,026,000
2,100,000	283,500	567,000	850,500	1,134,000
2,300,000	310,500	621,000	931,500	1,242,000
2,500,000	337,500	675,000	1,012,500	1,350,000
2,700,000	364,500	729,000	1,093,500	1,458,000
2,900,000	391,500	783,000	1,174,500	1,566,000
3,100,000	418,500	837,000	1,255,500	1,674,000
3,300,000	445,500	891,000	1,336,500	1,782,000
3,500,000	472,500	945,000	1,417,500	1,890,000
3,700,000	499,500	999,000	1,498,500	1,998,000
3,900,000	526,500	1,053,000	1,579,500	2,106,000
4,100,000	553,500	1,107,000	1,660,500	2,214,000
4,300,000	580,500	1,161,000	1,741,500	2,322,000
4,500,000	607,500	1,215,000	1,822,500	2,430,000
4,700,000	634,500	1,269,000	1,903,500	2,538,000
4,900,000	661,500	1,323,000	1,984,500	2,646,000
5,100,000	688,500	1,377,000	2,065,500	2,754,000
5,300,000	715,500	1,431,000	2,146,500	2,862,000
5,500,000	742,500	1,485,000	2,227,500	2,970,000
5,700,000	769,500	1,539,000	2,308,500	3,078,000
5,900,000	795,500	1,593,000	2,389,500	3,186,000
6,100,000	823,500	1,647,000	2,470,500	3,294,000
6,300,000	850,500	1,701,000	2,551,500	3,402,000
6,500,000	877,500	1,755,000	2,632,500	3,510,000

(1)	As defined above.

(2)	The benefit is the same for each period beyond 20 years since benefits under the SERP are calculated based on a maximum of 20 years of service.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board administers the Company’s executive compensation program. The Compensation Committee is responsible for establishing and interpreting the Company’s compensation policies and approving all compensation paid to the Company’s directors and executive officers.

     The Compensation Committee is composed entirely of nonemployee directors. The Compensation Committee considers a director to be a nonemployee director if the director (a) has not been employed by the Company in an executive capacity during the five years prior to appointment to the Compensation Committee, (b) is not employed by a significant customer or supplier, (c) is not employed by a charitable organization that receives significant contributions from the Company, (d) is not related to any executive, (e) does not have a personal service contract with the Company and (f) is not a member of a company that is one of the Company’s significant advisors or consultants.

     The Compensation Committee retains nationally recognized compensation consulting firms that assist the Compensation Committee in formulating its compensation policies, applying those policies to the compensation of the Company’s executives and advising the Compensation Committee as to the form and reasonableness of compensation paid to executives.

Compensation Philosophy

     The Company’s executive compensation program consists of three key elements: a base salary, a performance-based annual incentive award and long-term incentives such as stock options. The purpose of the program is to attract, motivate and retain key executives and managers.

     When setting the compensation levels and opportunities available to the Company’s executives, the Compensation Committee normally compares such opportunities primarily with the compensation levels and opportunities made available to executives at the Company’s peer companies (which are the companies included in the S&P Healthcare Composite Index referred to in the “Common Stock Performance Graph”) and at other similarly sized companies generally, taking into account their relative sizes based on revenues and market capitalization. The Compensation Committee normally makes such comparison with those companies because it believes that it is with those companies that the Company must compete for qualified and experienced executives.

     The Compensation Committee recognizes that a variety of circumstances may influence the performance of an individual or the Company at any given time. Accordingly, the Compensation Committee is prepared to use its judgment to make discretionary awards or adjustments under compensation plans when it believes that doing so would serve the long-term interests of the Company’s shareholders.

Compensation at Risk

     In fiscal year 2002, over 92 percent of the annualized total compensation opportunities for the named executive officers as a group were “at risk” based on the price of the Company’s common stock and the Company’s financial performance as measured by award criteria in the Company’s 2001 Annual Incentive Plan (“AIP”).

Base Salary

     In determining an individual executive’s actual base salary, including that of Mr. Barbakow, the Compensation Committee normally considers factors such as the executive’s (1) past performance and contributions to the Company’s success, (2) additional responsibilities arising from the growth of the Company, (3) expected future contributions, (4) tenure in the executive’s current position, (5) vulnerability to recruitment by other companies, (6) expected future position and (7) salary relative to other executives’ salaries. The Compensation Committee also may consider expected increases in base salaries at the Company’s peer companies and other similarly sized companies generally.

Annual Incentive Awards

     Under the AIP, an executive is rewarded with a cash award based on (a) the extent to which the Company meets its preestablished financial target, the measure of which in fiscal year 2002 was the Company’s diluted earnings per share (“Diluted EPS”) from continuing operations, (b) earnings growth, which in fiscal year 2002 was measured by the growth in earnings before interest and taxes (“EBIT”) from fiscal year 2001 to fiscal year 2002 and (c) patient satisfaction with the services provided to them in the Company’s general hospitals. Awards for executives who are not identified by the Compensation Committee as “Covered Employees” under Section 162(m) of the Internal Revenue Code (the “Code”) may be increased or decreased based on the executive’s support of the Company’s ethical standards of conduct and other factors on a discretionary basis. For Covered Employees, discretion may be used only to decrease awards. In accordance with Section 162(m), the Compensation Committee designated Messrs. Barbakow, Dennis and Mackey as “Covered Employees” for fiscal year 2002.

     Each year, the Compensation Committee determines each executive officer’s target award, sets a Diluted EPS target and sets an award threshold, which for fiscal year 2002 was measured by return on equity (“ROE”). Target awards may vary among executives based on competitive market practices for comparable positions, their decision-making authority and their ability to affect financial performance. If the Company fails to meet the threshold set in advance by the Compensation Committee, no AIP award may be paid to an executive except at the discretion of the Compensation Committee. The Compensation Committee has the authority to pay discretionary awards.

     When the Company’s financial performance and/or patient satisfaction performance exceeds target levels, the executive is rewarded with a relatively larger cash award. When the Company’s financial performance and/or patient satisfaction are below target levels (but ROE is above the preestablished threshold) annual incentive awards are relatively smaller.

Long-Term Incentives

     The Compensation Committee’s objective for long-term compensation is to provide the Company’s executives with an interest in common with that of the Company’s shareholders and an incentive to enhance the Company’s long-term financial performance, and thus shareholder value. The Compensation Committee’s policy with respect to setting long-term compensation awards in fiscal year 2002 was to consider the practices of its peer companies and other companies generally because: (a) the Company must compete with other companies in all industries in order to attract and retain qualified and motivated executives who will work to maximize long-term shareholder value and (b) shareholders consider investing not only in other health care companies but also other companies generally when evaluating where best to invest their capital, requiring the Compensation Committee to create incentives for the executives to cause the Company’s common stock to be competitive with that of other companies generally rather than only with the stock-based incentives of the peer companies.

     In fiscal year 2002, the Compensation Committee implemented its long-term compensation policy by granting awards to executive officers under the Company’s 2001 SIP and 1995 Stock Incentive Plan (the “1995 SIP”), which awards provide long-term compensation opportunities linked directly to the Company’s common stock price. Stock-based incentive awards are granted to executives in order to provide them with an interest in common with that of the shareholders and an incentive to enhance the Company’s long-term financial performance, and thus, shareholder value.

     In weighing the type and amount of long-term incentive award that is appropriate for a given executive, including awards to Mr. Barbakow, the Compensation Committee may consider such factors as total compensation, expected future contributions to the Company, current ownership of the Company’s common stock and derivative securities, awards previously made, the likelihood of being hired away and the ability to influence future financial performance. The Compensation Committee also may consider the performance of the Company’s common stock price and whether the health care industry in general is experiencing growth or is in a less favorable place in its business cycle. When the Company’s common stock price appreciates, shareholder value is enhanced, and benefits to the executives appreciate commensurately. When the Company’s common stock price declines, the executives will recognize lower gains or, in the case of options, may recognize no gains at all.

     It is the Compensation Committee’s current practice to rely primarily on the grant of options to provide long-term incentives to the executives. The exercise price of options granted to executives will not be less than 100 percent of the fair market value of the Company’s common stock on the date such option is granted and options normally vest ratably over three years from the date they are granted. Options generally will be exercisable during a term of not more than 10 years from the date of grant. During fiscal year 2002, the Company’s named executive officers, including Mr. Barbakow, as a group were granted nonqualified options to acquire 2,752,500 shares of Tenet common stock.

Compensation for the Chief Executive Officer

     The Compensation Committee met in May 2001 and decided to increase Mr. Barbakow’s salary to $1,219,700 effective September 1, 2001. In July 2001, the Compensation Committee determined (a) that the factors to be used to determine Mr. Barbakow’s fiscal year 2002 annual incentive award would be Diluted EPS from continuing operations, year-over-year growth in EBIT, and patient satisfaction with the services provided to them in the Company’s hospital facilities, (b) the ROE threshold pertaining to payment of the fiscal year 2002 annual incentive award and (c) Mr. Barbakow’s fiscal year 2002 annual incentive target award percentage. For fiscal year 2002, the Compensation Committee established a base salary and target annual incentive award designed to position the total cash compensation opportunity for Mr. Barbakow in the third quartile of total cash compensation of chief executive officers provided by the Company’s peer companies and by other similarly sized companies generally, taking into account their relative sizes based on revenues and market capitalization.

     In July 2002, the Compensation Committee reviewed the Company’s performance in light of the preestablished annual incentive targets. The Committee determined that the preestablished ROE threshold had been met, and calculated Mr. Barbakow’s fiscal year 2002 award under the AIP as $4,178,834 based on the criteria described immediately above. As a result of the Company’s above-target financial performance in fiscal year 2002, Mr. Barbakow’s annual incentive award was above his target award level. Total cash compensation earned by Mr. Barbakow for fiscal year 2002 was in the fourth quartile of total cash compensation paid to the chief executive officers of the Company’s peer companies and other similarly sized companies generally, taking into account their relative sizes based on revenues and market capitalization.

     As previously disclosed, on June 1, 2001, Mr. Barbakow was granted options to purchase 1,500,000 shares of common stock under the 1995 SIP. The exercise price for those options is $30.28 per share, the closing price of Tenet common stock on the date of the grant. Those options will vest ratably on each of the first three anniversaries of the grant date and are intended to meet the requirements of Section 162(m) of the Code. It is the Committee’s intention not to make any additional stock option grants to Mr. Barbakow through fiscal year 2004, although the Committee may grant additional stock options at the end of fiscal year 2004 (as it did at the end of fiscal year 2001) if it believes it is appropriate to do so at such time.

Policy Regarding One Million Dollar Tax Deduction Cap

     Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company’s chief executive officer or any of the four other most highly compensated executive officers, but exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee currently intends to structure performance-based compensation, including annual bonuses and stock option grants, for Covered Employees in a manner intended to satisfy those requirements.

     The Board and the Compensation Committee reserve the authority to award nondeductible compensation as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

     In December of each year Mr. Barbakow estimates the amount by which his base salary and perquisites for the following calendar year will exceed $1 million, and elects to defer an amount equal to or greater than the amount of such excess under the DCP. Amounts deferred are unsecured and may be credited with an annual rate of interest equal to one percent below the prime rate of interest; a rate of return based on one or more benchmark mutual funds; and/or a rate of return based on the performance of the price of the Company’s stock, designated as “Stock Units,” which are payable in the Company’s stock. If Mr. Barbakow does not make a deferral election under the DCP, that portion of Mr. Barbakow’s salary that would not be deductible by the Company under Section 162(m) of the Code will be deferred under a Deferred Compensation Agreement, dated as of May 31, 1997. (See “Employment Agreements.”)

Members of the Compensation Committee

Bernice B. Bratter, Chair
Maurice J. DeWald
Van B. Honeycutt

COMMON STOCK PERFORMANCE GRAPH

     The following graph shows the cumulative, five-year total return for Tenet’s common stock compared to three indices, each of which includes Tenet. The Standard & Poor’s 500 Stock Index includes 500 companies representing all major industries. The Standard & Poor’s Healthcare Composite Index is a group of 45 companies involved in a variety of health care related businesses. Because the Standard & Poor’s Healthcare Composite is heavily weighted by pharmaceutical companies, the Company believes that at times it may be less useful than the Hospital Management Index included below. The Hospital Management Index was compiled by Tenet and consists of publicly traded companies that have as their primary business the management of acute care hospitals and that have been in business for all five of the years shown. These companies are: HCA Inc. (HCA), Health Management Associates, Inc. (HMA), Tenet Healthcare Corporation (THC) and Universal Health Services, Inc. (UHS).

     Performance data assumes that $100.00 was invested on May 31, 1997, in Tenet common stock and each of the indices. The data assumes the reinvestment of all cash dividends and the cash value of other distributions. Stock price performance shown in the graph is not necessarily indicative of future stock price performance.

Comparison of Five Year Cumulative Total Return

EMPLOYMENT AGREEMENTS

Mr. Barbakow

     Mr. Barbakow was elected President and Chief Executive Officer of the Company on June 1, 1993. On July 28, 1993, Mr. Barbakow was elected Chairman of the Board and relinquished the position of President to Michael H. Focht, Sr., who was elected President. Mr. Barbakow does not have a formal employment agreement, but the terms of his initial employment are set forth in letters dated May 26 and June 1, 1993, and a memorandum dated June 14, 1993 (the “1993 Correspondence”). The 1993 Correspondence set an initial base salary and provide that Mr. Barbakow will be entitled to participate in the Company’s AIP, Long-Term Incentive Plan (which no longer is in effect), pension and other benefit plans. In addition, he will receive the same type of fringe benefits and perquisites that are provided to other executive officers. A special-purpose committee of the Board retained a nationally recognized compensation consulting firm to assist it in negotiating the terms of Mr. Barbakow’s initial employment and received an opinion from that firm stating that the terms of his employment were fair and reasonable.

The Company and Mr. Barbakow entered into a Deferred Compensation Agreement, dated as of May 31, 1997, pursuant to which they agreed that the portion of Mr. Barbakow’s salary in any year that would not be deductible by the Company under Section 162(m) of the Code will be deferred. Amounts deferred are unsecured and bear interest at one percent less than the prime rate.

     In connection with the stock option grants made to him on May 29 and June 1, 2001, Mr. Barbakow sent a Memorandum of Understanding to the Company, dated June 1, 2001. In that memorandum, Mr. Barbakow confirmed his intention to remain in his current position with the Company for a period of at least three years.

Mr. Dennis

     Mr. Dennis was elected Vice Chairman, Chief Corporate Officer and Chief Financial Officer in the Office of the President on March 1, 2000. Mr. Dennis does not have a formal employment agreement, but the terms of his initial employment are set forth in a letter dated February 18, 2000, which sets out Mr. Dennis’ initial base salary, his participation in the Company’s AIP, pension and other benefit plans, his initial grant of stock options and his right to purchase shares of Broadlane common stock from the Company. In addition, Mr. Dennis is entitled to receive the same type of fringe benefits and perquisites that are provided to other executive officers.

Mr. Mackey

     Mr. Mackey was elected Chief Operating Officer on January 13, 1999. Mr. Mackey does not have a formal employment agreement, but the terms of his initial employment are set forth in a letter dated January 13, 1999, which sets out Mr. Mackey’s initial base salary and his participation in the Company’s AIP, pension and other benefit plans. In addition, Mr. Mackey is entitled to receive the same type of fringe benefits and perquisites that are provided to other executive officers.

Severance Protection Plan For Executive Officers

     In order to strengthen the Company’s ability to attract, motivate and retain employees of training, experience and ability in light of the continuing consolidation within the health care industry, the Company adopted a Severance Protection Plan (the “Plan”), in which each of the named executive officers is a Participant (as defined below). Under the terms of the Plan, upon the occurrence of a Change of Control (as defined below) of the Company, all then unvested stock options held by each Participant in the Plan will become vested as of the date of such Change of Control. In addition, if a Participant is terminated for other than Cause (as defined below) or the Participant terminates for Good Reason (as defined below) within two years of the date of the occurrence of a Change of Control, the Participant will be entitled to a lump-sum payment equal to two times the sum of the Participant’s then-current base salary plus the Participant’s target award for the then-current fiscal year under the Company’s Annual Incentive Plan (“AIP”); provided that such payment shall be reduced by any salary continuation amounts payable under any other severance agreement or severance policy of the Company. The Participant also will receive an additional prorated award (the “Pro Rata Bonus”) under the AIP for the then-current fiscal year calculated by multiplying (x) the number of months including partial months elapsed for that fiscal year divided by 12 by (y) an amount equal to not less than the Participant’s target award under the AIP for the then-current fiscal year. Furthermore, the Participant will be permitted to continue to receive benefits under the Company’s (or its successor’s) health care plan until the

Participant reaches age 65 or is employed by another employer offering health care coverage to the Participant for the same cost to the Participant as the Participant was paying while employed by the Company (subject to adjustment based on the consumer price index).

     The total payments that are deemed to be contingent upon a Change of Control in accordance with the rules set forth in Section 280G of the Code, when added to the present value of all other payments that are payable to the Participant and are contingent upon a Change of Control, may not exceed an amount equal to 299 percent of the Participant’s “base amount” as that term is defined in Section 280G of the Code and applicable regulations. The Pro Rata Bonus is not subject to this limit. Participants also are entitled to reimbursement for reasonable legal fees, if any, necessary to enforce payment of benefits under the Plan.

     For purposes of the Plan, the following terms have the following meanings:

(A)	A “Participant“is any individual designated as a participant in the Plan by the Compensation Committee.

(B)	“Cause” shall mean the willful, substantial, continued and unjustified refusal of the Participant to perform the duties of his or her office to the extent of his or her ability to do so; any conduct on the part of the Participant which constitutes a breach of any statutory or common law duty of loyalty to the Company; or any illegal or publicly immoral act by the Participant which materially and adversely affects the business of the Company.

(C)	A “Change in Control” of the Company shall be deemed to have occurred if: (i) any Person is or becomes the beneficial owner directly or indirectly of securities of the Company representing 20 percent or more of the combined Voting Stock of the Company or; (ii) individuals who, as of April 1, 1994, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that (a) any individual who becomes a director of the Company subsequent to April 1, 1994, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board and (b) no individual who was elected initially (after April 1, 1994) as a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other actual or threatened solicitations of proxies or consents by or on behalf of any person other than the Incumbent Board shall be deemed to have been a member of the Incumbent Board.

(D)	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(E)	“Person” shall mean an individual, firm, corporation or other entity or any successor to such entity, together with all Affiliates and Associates of such Person, but “Person” shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or any subsidiary of the Company, or any Person organized, appointed, established or holding Voting Stock by, for or pursuant to the terms of such a plan.

30

(F)	“Voting Stock” with respect to a corporation shall mean shares of that corporation’s capital stock having general voting power, with “voting power” meaning the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

(G)	A voluntary termination for “Good Reason” shall mean a voluntary termination following: (i) material downward change in the functions, duties, or responsibilities which reduce the rank or position of the Participant; (ii) a reduction in the Participant’s annual base salary; (iii) a material reduction in the Participant’s annual incentive plan award other than for financial performance as it broadly applies to all similarly situated Participants in the same plan; (iv) a material reduction in the Participant’s retirement or supplemental retirement benefits that does not broadly apply to all Participants in the same plan; or (v) transfer of the Participant’s office to a location that is more than 50 miles from the Participant’s current principal office location.

Relocation Agreements

     In order to induce them to relocate to the Company’s corporate headquarters, the Company made available to each of Messrs. Dennis, Mackey and Mathiasen and Ms. Sulzbach relocation benefits under separate relocation agreements.

     Under the relocation agreements, the Company agreed to pay each of the above-named executives a housing differential, for a period not to exceed seven years, based on actual additional housing expenses incurred by such executives. The differential is paid at 100 percent for the first four years, 75 percent in year five, 50 percent in year six and 25 percent in year seven. The housing differential for each executive may not exceed the following amounts per year: Mr. Dennis, $206,000; Mr. Mackey, $170,000; Mr. Mathiasen, $35,700; and Ms. Sulzbach, $27,500.

     In addition, each of Messrs. Dennis and Mathiasen and Ms. Sulzbach is entitled to receive under her/his agreement the benefits described below.

Mr. Dennis

     The Company and Mr. Dennis entered into a relocation agreement, dated as of June 26, 2002, pursuant to which the Company agreed to supplement the benefits normally available under the Company’s relocation policy for Mr. Dennis’ relocation to Santa Barbara. Pursuant to the agreement, if Mr. Dennis sells his current Los Angeles home within three years of the date of the agreement, the Company will pay Mr. Dennis (i) the normal selling costs for his home, and (ii) an allowance equal to seven percent per year times the amount of the tax on the capital gain, if any, for a period not to exceed seven years from the date of the sale of the home so long as Mr. Dennis remains in Santa Barbara and continues to be an employee of the Company.

     If Mr. Dennis’ employment is terminated within three years from the date of the agreement, the Company will pay the costs of his relocation from Santa Barbara to Los Angeles, and will guarantee the resale of his Santa Barbara home at cost plus documented capital improvements.

Mr. Mathiasen and Ms. Sulzbach

     If either Mr. Mathiasen’s or Ms. Sulzbach’s employment is involuntarily terminated other than for cause (as defined below), (i) the executive will receive 24 months of salary and benefits continuation along with re-employment assistance, (ii) any stock options that have been granted and have vested prior to such termination or during any period of salary continuation will continue to be exercisable up until 90 days after the end of the salary continuation period, unless by their terms the options expire sooner, (iii) the executive may elect to have the Company move the executive back to the location of residence prior to having relocated, and (iv) if the executive elects to move back, the Company will assist with the sale of the executive’s Santa Barbara home. If Mr. Mathiasen or Ms. Sulzbach is involuntarily terminated as a result of a Change of Control (as defined in the Severance Protection Plan discussed above) of the Company, the executive will not be eligible for the 24 months of salary and benefits continuation discussed under item (i) above.

     As used in the relocation agreements, the term “cause” includes, but is not limited to, dishonesty, fraud, willful misconduct, self-dealing or violations of the Tenet Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform duties in any material respect, violation of law (except traffic violations or similar minor infractions), material violation of Tenet’s human resources or other policies, or any material breach of the agreement; provided, however, that a failure to achieve or meet business objectives as defined by the Company shall not be considered “cause” so long as the executive has devoted the executive’s best and good faith efforts and full attention to the achievement of those business objectives.

RELATED PARTY TRANSACTIONS

Lawrence Biondi, S.J.

     Fr. Biondi has been the President of the Saint Louis University (“SLU”) since 1987. As a result of the Company’s 1997 acquisition of the SLU Hospital (the “Hospital”) and related health care operations, the Company entered into several agreements with SLU, including a 30-year Academic Affiliation Agreement. For fiscal year 2002, Tenet will pay SLU approximately $3 million under the Academic Affiliation Agreement. The other agreements relate to certain services that SLU provides to the Hospital for which SLU receives a contracted service fee, and certain supplies and services that the Hospital and the Company provide to SLU, for which the Hospital and the Company receive contracted fees. The Company and SLU also entered into a master lease agreement for space leased by SLU to the Company and by the Company to SLU. For the fiscal year ended June 30, 2001, SLU had total revenues of $446 million, of which $145 million was derived from health care operations. $27 million of SLU’s health care operations’ revenues came from the Hospital or the Company pursuant to the foregoing agreements.

     Pursuant to a Corporate Sponsorship Agreement between Tenet and the SLU Athletic Department, Tenet pays the Athletic Department $50,000 a year to be the exclusive health care provider for sponsorship of all Billiken Athletic events. Such sponsorship provides Tenet with certain marketing rights and season tickets to certain athletic events. In addition, a Tenet subsidiary made a contribution of $1,000 to the SLU Billiken Club for support of SLU’s athletic scholarship fund.

     In fiscal year 2002, The Tenet Healthcare Foundation made a one-time gift of $100,000 to SLU for the President’s Opportunity Fund, and one-time grants of $4,500 and $3,000, respectively, to SLU’s School of Nursing and SLU Health Services. The total amount of grants and contributions received by SLU in its fiscal year ended June 30, 2002 is not yet available, but SLU received more than $80 million of grants and contributions in its fiscal year ended June 30, 2002.

Sanford Cloud, Jr.

     Mr. Cloud has been President and Chief Executive Officer of The National Conference for Community and Justice (“NCCJ”) since 1994. In fiscal year 2000, The Tenet Healthcare Foundation committed to donate $500,000 over five years to NCCJ to fund programs and activities to advance the mission of NCCJ. 80 percent of Tenet’s annual contribution goes to fund programs in NCCJ regional offices in locations where Tenet has hospitals. NCCJ received a total of $28.5 million of grants and contributions in its fiscal year ended August 31, 2001, only $100,000 of which came from Tenet.

Floyd D. Loop, M.D.

     Dr. Loop has been the Chief Executive Officer and Chairman of The Board of Governors of The Cleveland Clinic Foundation (the “Foundation”) since 1990. On July 2, 2001, a partnership formed between a subsidiary of the Company and the Foundation opened the Cleveland Clinic Florida Hospital (the “Hospital”) in Weston, Florida. The Company’s subsidiary provides operational and management expertise for the Hospital. Under a medical services agreement between the partnership and The Cleveland Clinic Florida (the “Clinic”) — a subsidiary of the Foundation — the Clinic provides clinical and medical administration and is the exclusive provider to the Hospital of all specialty medical staff for which the Clinic received fees of approximately $3 million for the fiscal year ended May 31, 2002. For the fiscal year ended May 31, 2002, the Hospital recorded net revenues of approximately $71 million, of which $2.3 million and $4.7 million, respectively, was paid by the Hospital as partnership distributions to the Company’s subsidiary and the Foundation. For the fiscal year ended December 31, 2001, the Foundation had net patient and other revenues of $2.877 billion.

     At May 31, 2002, the Foundation owned 1.5 percent of Broadlane. The Foundation acquired 500,000 shares from Broadlane at a purchase price of $5.71 per share, which Broadlane believes was the fair market value of such shares on the date of purchase.

Mónica C. Lozano

     Ms. Lozano has been President and Chief Operating Officer since 2000. La Opinión is the largest Spanish-language newspaper in the United States. In fiscal year 2002, several of the Company’s Los Angeles-area hospitals spent approximately $118,000 on advertisements in La Opinión. The Company’s Los Angeles-area hospitals have advertised in La Opinión for several years. The $118,000 in advertising revenues received from the Company’s hospitals is a de minimus portion of La Opinión’s total revenues.

SHARES OWNED BY CERTAIN SHAREHOLDERS

     Based on reports filed with the SEC the following entities each owns more than five percent of the Company’s outstanding common stock. No other entity or person is known by the Company to beneficially own more than five percent of its outstanding common stock. The share amounts shown below have been adjusted to reflect the Stock Split.

Name and Address	Number of Shares Beneficially Owned		Percent of Class as of July 31, 2002
AXA Financial, Inc. and affiliates	59,084,485	(1)	12.1%
1290 Avenue of the Americas
New York, NY 10104

FMR Corp.	39,546,273	(2)	8.1%
82 Devonshire Street
Boston, MA 02109

Janus Capital Corporation	34,258,410	(3)	7.0%
100 Fillmore Street
Denver, CO 80206
33

(1)	Based upon a Schedule 13G filed with the SEC on February 12, 2002, jointly by AXA Financial, Inc. (“AXA FI”), four French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle and AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles”) and AXA (the Mutuelles and AXA collectively, “AXA”). AXA FI reported that it has sole voting power with respect to 22,706,028 shares, sole investment power with respect to 55,942,269 shares and shared investment power with respect to 2,572 shares. AXA reported that it has sole voting power with respect to 25,638,691 shares, sole investment power with respect to 58,870,882 shares and shared investment power with respect to 213,603 shares. AXA and AXA FI reported that they have shared voting power with respect to 16,042,342 shares.

(2)	Based upon a Schedule 13G filed with the SEC on July 10, 2002, jointly by FMR Corp. (“FMR”), Edward C. Johnson, III, Chairman of FMR and Abigail P. Johnson, a director of FMR. The joint filers reported that they have sole voting power with respect to 3,978,346 shares and sole investment power with respect to all of the shares indicated above.

(3)	Based upon a Schedule 13G filed with the SEC on February 12, 2002, jointly by Janus Capital Corporation (“Janus”) and Thomas H. Bailey, Chairman, President and Chief Executive Officer of Janus. The joint filers reported that they have sole voting and investment power with respect to all of the shares indicated above.

2. RATIFICATION OF SELECTION OF AUDITORS

     On the recommendation of the Audit Committee, the Board has selected KPMG to serve as independent auditors for the fiscal year ending May 31, 2003. KPMG is familiar with the operations of the Company and together with its predecessor organizations have been the Company’s auditors since the Company’s inception. The Audit Committee of the Board is satisfied with KPMG’s reputation in the auditing field, its personnel, its professional qualifications and its independence.

     KPMG representatives will attend the Annual Meeting and respond to questions where appropriate. KPMG representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

     Ratification of the selection of the independent auditors by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification, provided a quorum is present. Abstentions and broker nonvotes will not be counted. If a favorable vote is not obtained, other auditors will be selected by the Board. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of KPMG as the Company’s auditors.

The Board of Directors recommends that shareholders vote FOR the ratification of the selection of KPMG as the Company’s auditors.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented at the next annual meeting and included in the Company’s proxy statement and form of proxy relating to that meeting must be received by the Company’s Secretary by April 16, 2003. Any such proposal must comply with Rule 14a-8 of the Securities and Exchange Commission.

     The Company’s bylaws provide that any shareholder wishing to nominate a candidate for director or to propose other business at the next annual meeting must give the Company written notice between June 11, 2003, and July 11, 2003. The notice must comply with the requirements of the Company’s bylaws. Any such nomination or other business will not be included in the Company’s proxy materials for the next annual meeting but may be brought before the meeting.

     Any proposal or nomination for which notice is not received by the Company’s Secretary by July 11, 2003, will not be considered at the next annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10 percent of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. One Form 4, reporting a gift by Maurice J. Dewald of 500 shares of Tenet common stock to a university, inadvertently was filed late. All other directors, executive officers and 10 percent shareowners complied with all Section 16(a) filing requirements during fiscal 2002. In making this statement, the Company has relied upon examination of the copies of Forms 3, 4 and 5 provided to the Company and the written representations of its directors, executive officers and 10 percent shareowners.

By Order of the Board of Directors Richard B. Silver Secretary

Santa Barbara, California August 14, 2002

35

TELEPHONE                               INTERNET                                    MAIL
1-866-860-0408                          https://www.proxyvotenow.com/thc            Mark, sign and date your proxy card
Use any touch-tone telephone to vote    Use the Internet to vote your proxy. Have   and return it in the postage-paid
your proxy. Have your proxy card in     your proxy card in hand when you            envelope we have provided.
hand when you call. You will be         access the website. You will be prompted
prompted to enter your control          to enter your control number, located in
number, located in the box below, and   the box below, to create an electronic
then follow the simple directions.      ballot.

Your telephone or Internet vote authorizes the named                    If you have submitted your proxy by telephone or the
proxies to vote your shares in the same manner as if you                Internet there is no need for you to mail back your proxy.
marked, signed and returned the proxy card.

                                                                                   ______________________________________________

                                                                                              CONTROL NUMBER FOR
                                                                                          TELEPHONE OR INTERNET VOTING
                                                                                   ______________________________________________

1-866-860-0408
CALL TOLL-FREE TO VOTE

                               DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
------------------------------------------------------------------------------------------------------------------------------------

   PLEASE COMPLETE, SIGN, DATE
_  AND RETURN THIS PROXY CARD                        [X]
_] PROMPTLY USING THE ENCLOSED
   ENVELOPE.                              VOTES MUST BE INDICATED
                                          (X) IN BLACK OR BLUE INK.

1. Election of the following nominees as Directors:

  FOR all nominees  [ ]     WITHHOLD AUTHORITY to vote     [ ]             *EXCEPTIONS   [ ]
  listed below              for all nominees listed below

                                                                                  To change your address, please mark this box. [ ]

Nominees: (1) Bernice B. Bratter (2) Lester B. Korn (3) Floyd D. Loop, M.D. (4) Monica C. Lozano

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE
A LINE THROUGH THAT NOMINEE'S NAME.)

*Exceptions ____________________________________________________________________________

2. Proposal to ratify the selection of KPMG LLP as              FOR     AGAINST         ABSTAIN
independent auditors for the fiscal year ending                 [ ]       [ ]             [ ]
May 31, 2003.

                           Date        Share Owner sign here            Co-Owner sign here

                           _________   ______________________________   _____________________________________

                           Please mark, date and sign as your name(s) appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

                      YOUR  VOTE  IS  IMPORTANT  TO  THE  COMPANY,
             WHETHER  YOU OWN FEW OR MANY  SHARES!  Please vote in
             one of these ways:  (1) use the  toll-free  telephone
             number shown on the reverse  side,  (2) visit the web
             site noted on the reverse  side,  or (3) mark,  sign,
             date and promptly  return the attached proxy card. If
             you attend the Annual Meeting,  you may, if you wish,
             withdraw your proxy and vote in person.

                          TENET HEALTHCARE CORPORATION
                  PROXY -- SOLICITED BY THE BOARD OF DIRECTORS

       The undersigned hereby appoints Jeffrey C. Barbakow,  Christi R. Sulzbach and Richard B. Silver, and each of them, proxies of the undersigned,  with power of  substitution,  to represent the  undersigned and to vote all shares of Tenet
Healthcare  Corporation  that the  undersigned  would be entitled to vote at the
Annual  Meeting  of  Shareholders  to be  held  on  October  9,  2002,  and  any adjournments  thereof,  on the items set forth on the reverse hereof and on such other business as properly may come before the meeting.

    THE SHARES  REPRESENTED  BY THIS PROXY WILL BE VOTED AS  DIRECTED  BY THE
SHAREHOLDER.  IF NO  DIRECTION  IS  GIVEN  WHEN  THE  DULY  AUTHORIZED  PROXY IS
RETURNED,  SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM
2.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND
"FOR" ITEM 2.

                              (Please sign on reverse side and return promptly.)

                              TENET HEALTHCARE CORPORATION
                              P.O. BOX 11009
                              NEW YORK, N.Y. 10203-0009